Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Second Quarter 2011 Earnings (Unaudited)

Costa Mesa, Calif., July 27, 2011 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the second quarter of 2011 of $785,000 or $0.08 per share on a diluted basis, up from the second quarter of 2010 of $337,000 or $0.03 per share on a diluted basis.

The Company’s pre-tax income totaled $1.1 million for the quarter ended June 30, 2011, up from $357,000 for the quarter ended June 30, 2010.  The increase of $731,000 between quarters was substantially related to the acquisition of Canyon National Bank (“Canyon National”) from the Federal Deposit Insurance Corporation (“FDIC”) and included:
·	A $3.5 million increase in net interest income due to a higher level of interest earning assets and a higher net interest margin;
·	A $427,000 increase in deposit fee income;
·	A $370,000 decrease in other real estate owned (“OREO”) operations, net expense; and
·	A $217,000 increase in other income.

Partially offsetting the above favorable items was:
·
A $2.4 million increase in noninterest expense, excluding OREO operations, net, primarily associated with higher expenses in compensation and benefits, legal and audit, other and premises and occupancy;

·	A $922,000 increase in loss from sales of loans; and
·	A $661,000 increase in provision for loan loss.

For the first six months of 2011, the Company’s net income totaled $5.6 million or $0.52 per share on a diluted basis, up from $793,000 or $0.07 per share for the first six months of 2010.  The increase in net income was primarily related to the acquisition of Canyon National, which at the acquisition date of February 11, 2011, included interest-earning assets of $179.8 million, interest-bearing liabilities of $204.7 million and a bargain purchase gain of $4.2 million.

Steven R. Gardner, President and Chief Executive Officer, commented on the effect of first quarter’s acquisition of Canyon National, “We are pleased with the earnings capacity of our franchise after completing the first full quarter since the Canyon National acquisition.  Our net interest margin rose to 4.58% in the current quarter from 4.21% last quarter.  The increase in our net interest margin predominately related to a full quarter of our improved deposit composition from the Canyon National acquisition, which was the primary reason for the reduction of our average cost of deposits by 16 basis points to 1.05% for the current quarter, compared to the first quarter of 2011.  We expect further improvement throughout the year as we reprice maturing certificates of deposits at lower rates.  During the current quarter, our managers and business bankers concentrated on meeting face to face with the former customers of Canyon National.  Through these efforts, we were able to maximize retention of the strong core customer base we acquired from Canyon National; and we continue to grow noninterest bearing deposits in all of our markets. We will complete the integration of the Canyon National customers in the third quarter when we convert the operating systems."

Mr. Gardner remarked on asset quality, “During the downturn in the economy, our loan portfolio has been remarkably resilient, as evidenced by the Bank having some of the strongest asset quality metrics in the industry.  We have achieved this success by practicing a conservative credit philosophy coupled with pre-emptive methods to manage our loan portfolio.  Upon acquisition of Canyon National, we immediately implemented our proven approach to dispose of or work through problem assets.  During the current quarter, we completed our review of the Canyon National loans as to classification and strategy, and we are content with our selected approach to resolve problem credits. During the current quarter, delinquent loans decreased from $26.6 million to $13.6 million, ending the quarter at 1.91% of total gross loans, and nonperforming assets decreased from $31.2 million to $15.3 million, ending the quarter at 1.62% of total assets.  We have repeatedly stated that believe in dealing with problem credits in a proactive manner and are not interested in retaining or creating troubled debt restructurings. We are pleased with the results for the second quarter of 2011; however, we will continue our efforts to resolve all problem credits in an efficient and cost effective manner.”

Mr. Gardner concluded with his outlook, “In this slowly improving economy, we are capitalizing on opportunities to gain market share by growing business relationships where we see pockets of confidence from business owners in our primary market areas.  We believe our business model will continue to benefit us with sustained success.  However, we still expect elevated credit costs at least through the remainder of this year due to the softness in the real estate markets in our primary market areas.  Looking forward, we are well positioned to meet our customer’s banking needs, we intend to aggressively continue to generate new business relationships, and we expect to evaluate more prospects to expand, including whole bank or additional FDIC-assisted transactions.”

Net Interest Income

Net interest income totaled $10.3 million in the second quarter of 2011, up $3.5 million or 51.1% from the second quarter of 2010.  The increase in net interest income reflected an increase in average interest-earning assets of $171.0 million in the current quarter to total $903.7 million, and a higher net interest margin of 4.58% in the current quarter, compared with 3.74% in the second quarter of 2010.  The increase in average interest-earning assets during the current quarter was primarily due to the full quarter effect of the Canyon National acquisition, which added $179.8 million in interest earning assets on February 11, 2011.  The increase in the current quarter net interest margin of 84 basis points primarily reflected a decrease in the average costs on interest-bearing liabilities of 66 basis points and an increase in the yield on interest-earning assets of 22 basis points.  For the current quarter, the decrease in costs on our interest-bearing liabilities was mainly associated with a decline in our cost of deposits of 50 basis points from 1.55% to 1.05%, primarily as a result of the deposits acquired from Canyon National which changed our deposit composition to have a higher mix of lower costing transaction accounts.  In addition, our cost of borrowings declined by 75 basis points from the pay down of higher costing borrowings.  The increase in yield on our interest-earning assets was mainly associated with an increase in our yield on loans of 22 basis points from 6.65% in the second quarter of 2010 to 6.87% in the second quarter of 2011, primarily as a result of acquired loan discount accretion that was disproportionately accreted in the second quarter of 2011 as we completed our analysis of our problem loan credits acquired from Canyon National.   The yield on our loans for the first six months of 2011 was 6.77%, compared with 6.62% for the first six months of 2010.

For the first six months of 2011, our net interest income totaled $19.4 million, up $5.9 million or 44.0% from the same period in the prior year.  The increase in net interest income was associated with a higher net interest margin which increased by 75 basis points to 4.40%, and higher interest-earning assets, which grew by $143.7 million to $884.4 million.  The increase in net interest margin and average interest-earning assets primarily related to the Canyon National acquisition.  The net interest margin was predominantly impacted by a lower overall acquired deposit cost added at the time of acquisition of 47 basis points.

Provision for Loan Losses

The Company recorded a $1.3 million provision for loan losses during the second quarter of 2011, compared with $639,000 recorded in the second quarter of 2010.  Strong credit quality metrics and recent charge-off history within our organic loan portfolio was a significant determinate in estimating the adequacy of our allowance for loan losses and our resultant provision at the end of the second quarter of 2011.  Net loan charge-offs amounted to $1.7 million in the current quarter, up $1.0 million from $639,000 experienced during the second quarter of 2010.  The loan charge offs we experienced in the second quarter of 2011 were primarily related to the loans acquired from Canyon National. Of the current quarter total charge-offs, purchased credit impaired loans of $629,000 and other purchased loans of $616,000 related to the Canyon National acquisition.

The charge-offs related to purchase credit impaired loans was due to the decrease of estimated cash flows of certain acquired loans from original cash flow estimations.  At acquisition of Canyon National, purchased credit impaired loans were recorded at their estimated fair value, which incorporated our estimated expected cash flows until the ultimate resolution of these credits.  To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses or charge-offs will be recognized into earnings or against the allowance, if applicable.  To the extent actual or projected cash flows are more than originally estimated, the increase in cash flows is prospectively recognized in loan interest income.  Due to the accounting rules associated with our purchase credit impaired loans, each quarter we are required to re-estimate cash flows which could cause volatility in our reported net interest margin and provision for loans losses.

For the first six months of 2011, the provision for loan losses totaled $1.4 million and net loan charge-offs were $1.8 million.  This compares with a provision for loan losses of $1.7 million and net charge-offs of $1.4 million for the first six months of 2010.

Noninterest income (loss)

Our noninterest income (loss) amounted to a $1.1 million loss in the second quarter of 2011, representing an increase in loss of $55,000 from the same period in the prior year.  The increase was primarily driven by larger losses on the sale of loans in the current quarter of $922,000, as we sold a book value of $10.2 million of primarily sub-performing loans acquired from Canyon National, compared to the sale of $8.5 million in the year-ago quarter.  This loss was partially offset by higher deposit fee income of $427,000, primarily associated with a full quarter of the acquired Canyon National deposits, an increase in other income of $217,000 and a decrease in other than temporary impairment (“OTTI”) of $176,000.

For the first six months of 2011, our noninterest income totaled $4.1 million, compared with a loss of $1.8 million for the same period a year ago.  The favorable change was reflected in all our noninterest income categories, but primarily related to the Canyon National acquisition for which we booked a bargain purchase gain of $4.2 million.  In addition, we experienced an increase in deposit fee income of $687,000 and other income of $296,000, along with a decrease in the amount of OTTI loss of $288,000.

Noninterest Expense

Noninterest expense totaled $6.9 million in the second quarter of 2011, up $2.0 million or 42.6% from the same period in the prior year.  Most of our noninterest expense categories increased primarily as a result of the Canyon National acquisition, which included increases in compensation and benefits costs of $1.4 million; legal and audit fees of $237,000; other expenses of $237,000; premises and occupancy expenses of $233,000, which included depreciation expense for the purchase of one Canyon National branch location from the FDIC of $1.8 million; marketing expense of $120,000; and data processing and communication costs of $118,000, partially offset by lower OREO operations, net of $370,000.  Although we expect to incur higher expenses in conjunction with the Canyon National acquisition, we have achieved some efficiencies which are evidenced by our efficiency ratio of 58.3% for the second quarter of 2011, compared with 59.8% for the second quarter of 2010.

For the first six months of 2011, noninterest expense totaled $13.2 million, up $4.1 million or 44.7% from the first six months of 2010.  The increase was almost entirely related to the Canyon National acquisition, which included one-time costs of approximately $629,000. Most of our noninterest expense categories were higher which included increases in compensation and benefits costs of $2.6 million, primarily from an increase in employee count and termination costs; other expense of $540,000; legal and audit fees of $504,000; premises and occupancy expenses of $407,000; data processing and communication costs of $235,000; and marketing expense of $200,000, partially offset by lower OREO operations, net of $402,000.

Assets and Liabilities

At June 30, 2011, assets totaled $948.1 million, up $150.9 million or 18.9% from June 30, 2010 and up $121.3 million or 14.7% from December 31, 2010.  The increase from a year ago and since year end 2010 is predominately related to the Canyon National acquisition.  During the second quarter of 2011, assets decreased $8.4 million, primarily due to the reduction in cash of $9.8 million, OREO of $6.1 million and other assets of $2.6 million.  Partially offsetting these decreases was an increase in loans held for investment of $8.5 million.

Investment securities available for sale totaled $141.3 million at June 30, 2011, down $22.2 million or 13.6% from June 30, 2010 and $13.8 million or 8.9% from December 31, 2010.  During the second quarter of 2011, investment securities remained essentially unchanged and included sales of $22.6 million and principal payments of $3.4 million, partially offset by purchases of $24.7 million.  At June 30, 2011, 59 of our 72 private label mortgage-backed securities (“MBS”) were classified as substandard or impaired and had a book value of $3.5 million and a market value of $2.8 million.  Interest received from these securities is applied against their respective principal balances.  All of our private label MBS were acquired when we redeemed our shares in certain mutual funds in 2008.

Net loans held for investment totaled $699.6 million at June 30, 2011, an increase of $156.6 million or 28.8% from June 30, 2010 and $144.0 million or 25.9% from December 31, 2010.  The increase from a year ago and since year end 2010 is predominately related to the Canyon National acquisition.  During the second quarter of 2011, loans held for investment increased $8.5 million or 1.2% and included loan originations of $18.2 million, purchases of $19.1 million and loan sales of $10.2 million.  At June 30, 2011, the loans to deposits ratio was 86.8%, down from 87.4% at June 30, 2010, but up from 85.6% at December 31, 2010.  At June 30, 2011, our allowance for loan losses was $8.5 million, down $652,000 from the prior year balance and $362,000 from December 31, 2010.  The allowance for loan losses as a percent of nonaccrual loans was 78.2% at June 30, 2011, down from 472.1% at June 30, 2010 and 270.9% at December 31, 2010.  The decrease in allowance for loan losses as a percent of nonaccrual loans at June 30, 2011 compared to the year-ago quarter and year-end 2010 is primarily due to the addition of nonaccrual loans acquired from Canyon National.  At June 30, 2011, the ratio of allowance for loan losses to total gross loans was 1.2%, down from 1.7% at June 30, 2010 and 1.6% at December 31, 2010.

Deposits totaled $816.0 million at June 30, 2011, up $183.9 million or 29.1% from June 30, 2010 and $156.7 million or 23.8% from December 31, 2010.  The increase from a year ago and since year end 2010 is predominately related to the Canyon National acquisition.  During the second quarter of 2011, deposits decreased $16.8 million due primarily to decreases in retail certificates of deposit of $14.1 million, interest-bearing transaction accounts of $4.1 million, wholesale certificates of deposit of $2.8 million, partially offset by an increase in noninterest-bearing accounts of $4.3 million.  At June 30, 2011, we had no brokered deposits.  The total cost of deposits at June 30, 2011 decreased to 1.02%, from 1.49% at June 30, 2010 and from 1.40% at December 31, 2010.

At June 30, 2011, total borrowings amounted to $38.8 million, down $38.0 million or 49.5% from June 30, 2010 and $40.0 million or 50.8% from December 31, 2010.  As a result of the liquidity we received from the Canyon National acquisition, we paid off $40.0 million in fixed rate Federal Home Loan Bank term advances in the first quarter of 2011, which primarily accounts for the change from the prior year quarter and since year end 2010.  Borrowings were unchanged during the second quarter of 2011.  Total borrowings at June 30, 2011 represented 4.1% of total assets and had a weighted average cost of 3.03%, compared with 9.63% of total assets at a weighted average cost of 3.97% at June 30, 2010 and 9.53% of total assets and at a weighted average cost of 1.62% at December 31, 2010.

Nonperforming Assets

At June 30, 2011, nonperforming assets totaled $15.3 million or 1.62% of total assets, up from $3.8 million or 0.48% at June 30, 2010 and $3.3 million or 0.40% at December 31, 2010.  During the second quarter of 2011, nonperforming loans decreased $9.8 million to total $10.9 million and OREO decreased $6.1 million to total $4.4 million.  Of the decrease in nonperforming loans, $6.5 million related to purchased credit impaired loans that were originally put on nonaccrual status when they were acquired from Canyon National, but we subsequently placed these loans on accrual status after we completed our analysis of all the problem loan credits acquired from Canyon National. The remainder of the decline in nonperforming loans as well as in OREO was primarily due to sales that were over and above any additions to the categories.  Of the balances at June 30, 2011, 37% of nonperforming loans and all of OREO were associated with assets acquired from Canyon National.

Regulatory Capital Ratios

At June 30, 2011, our ratio of tangible common equity to total assets was 8.63%, with a basic book value per share of $8.11 and diluted book value per share of $7.84.

At June 30, 2011, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 8.80%, tier 1 risked-based capital of 11.47% and total risk-based capital of 12.64%.  These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.00% for tier 1 risked-based capital and 10.00%, for total risk-based capital.  At June 30, 2011, the Company had a ratio for tier1 leverage capital of 8.90%, tier 1 risked-based capital of 11.69% and total risk-based capital of 12.88%.

The Company owns all of the capital stock of the Bank.  The Bank provides business and consumer banking products to its customers through our nine full-service depository branches in Southern California located in the cities of Costa Mesa, Huntington Beach, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino and Seal Beach.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following:  the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible OTTI of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2010 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

Kent J. Smith
Senior Vice President/CFO
714.431.4000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)

ASSETS	June 30, 2011	December 31, 2010	June 30, 2010
	(Unaudited)	(Audited)	(Unaudited)
Cash and due from banks	$36,034	$63,433	$34,645
Federal funds sold	10,998	29	29
Cash and cash equivalents	47,032	63,462	34,674
Investment securities available for sale	141,304	155,094	163,470
FHLB stock/Federal Reserve Bank stock, at cost	13,492	13,334	14,277
Loans held for investment	708,096	564,417	552,192
Allowance for loan losses	(8,517)	(8,879)	(9,169)
Loans held for investment, net	699,579	555,538	543,023
Accrued interest receivable	3,984	3,755	3,680
Other real estate owned	4,447	34	1,860
Premises and equipment	10,108	8,223	8,543
Deferred income taxes	8,960	11,103	10,989
Bank owned life insurance	12,714	12,454	12,195
Intangible assets	2,183	-	-
Other assets	4,308	3,819	4,531
TOTAL ASSETS	$948,111	$826,816	$797,242
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$122,539	$47,229	$38,973
Interest bearing:
Transaction accounts	283,565	203,029	198,906
Retail certificates of deposit	398,985	407,108	392,191
Wholesale/brokered certificates of deposit	10,896	1,874	1,973
Total deposits	815,985	659,240	632,043
FHLB advances and other borrowings	28,500	68,500	66,500
Subordinated debentures	10,310	10,310	10,310
Accrued expenses and other liabilities	11,499	10,164	12,885
TOTAL LIABILITIES	866,294	748,214	721,738
STOCKHOLDERS’ EQUITY:
Preferred Stock, $.01 par value; 1,000,000 shares authorized; no shares outstanding	-	-	-
Common stock, $.01 par value; 15,000,000 shares authorized; 10,084,626 shares at June 30, 2011, 10,033,836 shares at December 31, 2010 and June 30, 2010 issued and outstanding	101	100	100
Additional paid-in capital	76,509	79,942	79,917
Retained earnings (accumulated deficit)	5,031	(526)	(3,971)
Accumulated other comprehensive income (loss), net of tax (benefit) of $123 at June 30, 2011, ($639) at December 31, 2010, and ($379) at June 30, 2010	176	(914)	(542)
TOTAL STOCKHOLDERS’ EQUITY	81,817	78,602	75,504
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$948,111	$826,816	$797,242

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
INTEREST INCOME
Loans	$11,750	$8,842	$22,283	$17,997
Investment securities and other interest-earning assets	1,059	1,148	2,260	2,177
Total interest income	12,809	9,990	24,543	20,174
INTEREST EXPENSE
Interest-bearing deposits:
Interest on transaction accounts	369	476	814	889
Interest on certificates of deposit	1,792	1,910	3,615	4,078
Total interest-bearing deposits	2,161	2,386	4,429	4,967
FHLB advances and other borrowings	235	685	523	1,553
Subordinated debentures	77	77	153	152
Total interest expense	2,473	3,148	5,105	6,672
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	10,336	6,842	19,438	13,502
PROVISION FOR LOAN LOSSES	1,300	639	1,406	1,695
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	9,036	6,203	18,032	11,807
NONINTEREST INCOME (LOSS)
Loan servicing fees	160	142	377	212
Deposit fees	635	208	1,083	396
Net loss from sales of loans	(2,547)	(1,625)	(2,461)	(2,640)
Net gain from sales of investment securities	316	287	480	374
Other-than-temporary impairment loss on investment securities, net	(154)	(330)	(368)	(656)
Gain on FDIC transaction	-	-	4,189	-
Other income	497	280	846	550
Total noninterest income (loss)	(1,093)	(1,038)	4,146	(1,764)
NONINTEREST EXPENSE
Compensation and benefits	3,489	2,052	6,670	4,065
Premises and occupancy	878	645	1,678	1,271
Data processing and communications	347	229	648	413
Other real estate owned operations, net	167	537	430	832
FDIC insurance premiums	303	334	567	682
Legal and audit	501	264	893	389
Marketing expense	328	208	557	357
Office and postage expense	194	128	361	251
Other expense	648	411	1,410	870
Total noninterest expense	6,855	4,808	13,214	9,130
NET INCOME BEFORE INCOME TAXES	1,088	357	8,964	913
INCOME TAX	303	20	3,407	120
NET INCOME	$785	$337	$5,557	$793

EARNINGS PER SHARE
Basic	$0.08	$0.03	$0.55	$0.08
Diluted	$0.08	$0.03	$0.52	$0.07

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,084,626	10,033,836	10,067,066	10,033,836
Diluted	10,578,928	11,059,994	10,717,257	11,040,612

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Profitability and Productivity
Net interest margin	4.58%	3.74%	4.40%	3.65%
Noninterest expense to average total assets	2.88	2.48	2.84	2.33
Efficiency ratio (1)	58.29	59.80	50.01	59.25
Return on average assets	0.33	0.17	1.19	0.20
Return on average equity	3.88	1.81	13.94	2.14

Asset and liability activity
Loans originated/purchased	$37,323	$34,426	$208,433	$37,348
Repayments	(21,970)	(18,879)	(30,049)	(34,274)
Loans sold	(11,170)	(8,507)	(23,852)	(22,797)
Increase (decrease) in loans	8,143	5,141	143,679	(23,297)
Increase (decrease) in assets	(8,371)	29,598	121,295	(10,081)
Increase (decrease) in deposits	(16,801)	19,142	156,745	13,309
Decrease in borrowings	-	-	(40,000)	(25,000)

(1) Efficiency ratio excludes other real estate operations, net and gains and losses from sales of loans and investment securities, and gain on FDIC transaction.

	Three Months Ended			Three Months Ended
	June 30, 2011			June 30, 2010
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$63,393	$32	0.20%	$57,575	$33	0.23%
Federal funds sold	10,406	2	0.08%	29	-	0.00%
Investment securities	145,503	1,025	2.82%	143,325	1,115	3.11%
Loans receivable, net (1)	684,346	11,750	6.87%	531,753	8,842	6.65%
Total interest-earning assets	903,648	12,809	5.67%	732,682	9,990	5.45%
Noninterest-earning assets	49,164			42,969
Total assets	$952,812			$775,651
Liabilities and Equity
Interest-bearing liabilities:
Transaction accounts	$405,096	$369	0.37%	$227,042	$476	0.84%
Retail certificates of deposit	410,022	1,777	1.74%	389,488	1,903	1.96%
Wholesale/brokered certificates of deposit	11,792	15	0.51%	2,559	7	1.10%
Total interest-bearing deposits	826,910	2,161	1.05%	619,089	2,386	1.55%
FHLB advances and other borrowings	28,676	235	3.29%	66,852	685	4.11%
Subordinated debentures	10,310	77	3.00%	10,310	77	3.00%
Total borrowings	38,986	312	3.21%	77,162	762	3.96%
Total interest-bearing liabilities	865,896	2,473	1.15%	696,251	3,148	1.81%
Non-interest-bearing liabilities	5,948			4,856
Total liabilities	871,844			701,107
Stockholders' equity	80,968			74,544
Total liabilities and equity	$952,812			$775,651
Net interest income		$10,336			$6,842
Net interest rate spread (2)			4.52%			3.64%
Net interest margin (3)			4.58%			3.74%
Ratio of interest-earning assets to interest-bearing liabilities			104.36%			105.23%

	Six Months Ended			Six Months Ended
	June 30, 2011			June 30, 2010
	(dollars in thousands)
	Average		Average	Average		Average
Assets	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-earning assets:
Cash and cash equivalents	$59,779	$61	0.21%	$58,663	$66	0.23%
Federal funds sold	8,165	3	0.07%	29	-	0.00%
Investment securities	158,125	2,196	2.78%	138,643	2,111	3.05%
Loans receivable, net (1)	658,365	22,283	6.77%	543,365	17,997	6.62%
Total interest-earning assets	884,434	24,543	5.55%	740,700	20,174	5.45%
Noninterest-earning assets	46,658			43,153
Total assets	$931,092			$783,853
Liabilities and Equity
Interest-bearing liabilities:
Transaction accounts	$372,804	$814	0.44%	$217,341	$889	0.82%
Retail certificates of deposit	410,602	3,590	1.76%	397,265	4,053	2.06%
Wholesale/brokered certificates of deposit	9,841	25	0.51%	3,451	25	1.46%
Total interest-bearing deposits	793,247	4,429	1.13%	618,057	4,967	1.62%
FHLB advances and other borrowings	41,793	523	2.52%	74,450	1,553	4.21%
Subordinated debentures	10,310	153	2.99%	10,310	152	2.97%
Total borrowings	52,103	676	2.62%	84,760	1,705	4.06%
Total interest-bearing liabilities	845,350	5,105	1.22%	702,817	6,672	1.91%
Non-interest-bearing liabilities	6,034			6,771
Total liabilities	851,384			709,588
Stockholder equity	79,708			74,265
Total liabilities and equity	$931,092			$783,853
Net interest income		$19,438			$13,502
Net interest rate spread (2)			4.33%			3.54%
Net interest margin (3)			4.40%			3.65%
Ratio of interest-earning assets to interest-bearing liabilities			104.62%			105.39%

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION

	June 30, 2011	December 31, 2010	June 30, 2010
Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio	8.80%	10.29%	10.30%
Tier 1 risk-based capital ratio	11.47	14.03	13.88
Total risk-based capital ratio	12.64	15.28	15.13

Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio	8.90%	10.41%	10.44%
Tier 1 risk-based capital ratio	11.69	14.07	13.95
Total risk-based capital ratio	12.88	15.32	15.20

Share Data
Book value per share (Basic)	$8.11	$7.83	$7.52
Book value per share (Diluted)	7.84	7.18	6.92
Closing stock price	6.40	6.48	4.19

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	June 30, 2011	December 31, 2010	June 30, 2010
Loan Portfolio
Real estate loans:
Multi-family	$231,604	$243,584	$258,021
Commercial non-owner occupied	155,419	130,525	136,053
One-to-four family (1)	64,550	20,318	14,243
Land	8,752	-	-
Business loans:
Commercial owner occupied	147,186	113,025	108,465
Commercial and industrial	92,502	54,687	33,743
SBA	4,682	4,088	3,346
Other loans	6,497	1,417	1,869
Total gross loans (2)	711,192	567,644	555,740
Less:
Deferred loan origination costs (fees) and premiums (discounts)	(3,096)	(3,227)	(3,548)
Allowance for loan losses	(8,517)	(8,879)	(9,169)
Loans held for investment, net	$699,579	$555,538	$543,023

Asset Quality
Nonaccrual loans	$10,888	$3,277	$1,942
Other real estate owned	4,447	34	1,860
Nonperforming assets	15,335	3,311	3,802
Allowance for loan losses	8,517	8,879	9,169
Allowance for loan losses as a percent of total nonperforming loans	78.22%	270.95%	472.14%
Nonperforming loans as a percent of gross loans receivable	1.53	0.58	0.35
Nonperforming assets as a percent of total assets	1.62	0.40	0.48
Net loan charge-offs for the quarter ended	$1,662	$291	$639
Net loan charge-offs for quarter to average total loans, net	0.97%	0.21%	0.48%
Allowance for loan losses to gross loans	1.20	1.56	1.65

Delinquent Loans:
30 - 59 days	$2,556	$1,203	$307
60 - 89 days	3,262	17	-
90+ days (3)	7,795	3,091	1,840
Total delinquency	$13,613	$4,311	$2,147
Delinquency as a % of total gross loans	1.91%	0.76%	0.39%

(1) Includes second trust deeds.
(2) Total Gross Loans for June 30, 2011 is net of the mark-to-market discount on Canyon National loans of $10.5 million.
(3) All 90 day or greater delinquencies are on nonaccrual status and reported as part of nonperforming assets.